CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.
Pooling and Servicing Agreement
dated as of June 1, 2004 (the "Agreement"), by and among
Citigroup Commercial Mortgage Securities Inc., as Depositor, Wachovia
Bank, N.A., as Master Servicer, LaSalle Bank N.A., as Trustee,
ABN AMRO Bank N. V., as Fiscal Agent and
Lennar Partners, Inc., as Special Servicer
(CGCMT 2004-Cl)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, does hereby certify on behalf of the Company that (i) a review of the servicing operations of the company during the year ended December 31, 2004 and of its performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the company has fulfilled all of its obligations under the Agreement in all material respects and there has been no default in the fulfillment of any such obligation throughout such period ended December 31, 2004, (iii)
the Company has not received any notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC under the REMIC Provisions or of the Grantor
Trust as a "grantor trust" for income Tax purposes under the Grantor Trust Provisions from the Internal Revenue Services or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.